VSE Reports First Quarter 2004 Results


                       Revenues Up 61%, Earnings Up 63%

     Alexandria, Virginia, April 26, 2004   VSE Corporation (Nasdaq: VSEC)
reported consolidated financial results for the three months ended March 31, 2004 and 2003, as follows:

VSE Corporation and Subsidiaries
Consolidated  Statements of Income (unaudited)
(dollars in thousands, except share data)
--------------------------------------------------------------------------------
                                                    Three months ended March 31,
                                                        2004           2003
                                                        ----           ----
Revenues, principally from contracts                $  42,610      $  26,462
Costs and expenses of contracts                        41,463         25,765
                                                    ---------      ---------
Gross profit                                            1,147            697
Selling, general and administrative expenses               12             42
Interest (income), net                                    (19)           (16)
                                                    ---------      ---------
Income before income taxes                              1,154            671
Provision for income taxes                                446            239
                                                    ---------      ---------
Net income                                          $     708      $     432
                                                    =========      =========
Weighted average shares outstanding:
Basic                                               2,216,216      2,187,038
Diluted                                             2,286,613      2,224,845

Earnings per share:
Basic                                               $     .32      $     .20
Diluted                                                   .31            .19


Financial Results

     Commenting on the financial results, VSE Chairman, President and CEO/COO Don Ervine said, "Consolidated revenues and earnings for the first quarter of 2004 are in line with, and somewhat stronger than, our expectations for the period."

     "Our funded backlog increased to about $147 million at March 31, 2004, primarily due to work ordered under our BAV contract, compared to about $83 million at December 31, 2003, suggesting continued near term revenue growth. Our earnings improved during the quarter based on the increased volume of work we performed and on our ability to allocate corporate fixed costs over a larger revenue base."

      "As identified in other publicly available reports, such as our recently filed SEC Form 10-K and the 10-Qs we will file throughout the year, VSE's interim financial results are subject to numerous performance and risk factors, some of which may be offsetting in summary consolidated reports such as this earnings release, and to timing differences, including the receipt of contract funding documents and award fee evaluations. We invite shareholders to refer to these public documents for additional detailed information on our contract programs, sources of funding, and results of operations and to better understand the variations and trends in our reported results."

     VSE provides diversified services to the engineering, energy and environment, defense, and homeland security markets from more than 15 locations across the United States and around the world. For more information on VSE services and products, please see the Company's web site at www.vsecorp.com or contact Len Goldstein, Director of Business and New Product Development at
(703) 317-5202.

News Contact:  C. S. Weber, CAO, (703) 329-4770

This news release contains statements which, to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the Securities and Exchange Commission.

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